UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2012 (April 20, 2012)

Alnylam Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50743	77-0602661
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Third Street, Cambridge, MA		02142
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 551-8200

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 20, 2012, the Board of Directors (the “Board”) of Alnylam Pharmaceuticals, Inc. (the “Company”) elected Dennis A. Ausiello, M.D. as a Class II director with a term expiring at the annual meeting of stockholders to be held in June 2012.

In connection with his election to the Board, Dr. Ausiello is entitled to receive a cash fee of $75,000 per year. The Company will also reimburse Dr. Ausiello for reasonable travel and other related expenses incurred in connection with his service on the Board. Under his employer’s policy, Dr. Ausiello is currently subject to limitations on the amount of compensation he can receive from the Company and is not permitted to receive any equity compensation for serving as a director. In the event Dr. Ausiello becomes eligible to receive equity compensation in the future, his cash fee will be adjusted to $50,000 per year and he will receive equity compensation pursuant to the Company’s compensation policy for non-employee directors, which is described annually in the Company’s Proxy Statement filed with the Securities and Exchange Commission. Dr. Ausiello will also serve as a member of the Company’s Scientific Advisory Board (“SAB”). He will not receive any additional compensation for such service, but will be reimbursed for reasonable travel and other related expenses incurred in connection with his attendance at SAB meetings.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Consulting Agreement dated as of April 20, 2012 by and between the Company and Dennis A. Ausiello, M.D.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALNYLAM PHARMACEUTICALS, INC.

Date: April 23, 2012	By:	/s/ Michael P. Mason

Michael P. Mason
Vice President, Finance and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Consulting Agreement dated as of April 20, 2012 by and between the Company and Dennis A. Ausiello, M.D.